Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 8, 2026, with respect to our audit of the financial statements of Disciplined Growth Acquisition Corp. (the “Company”) as of February 20, 2026 and for the period from January 19, 2026 (inception) through February 20, 2026, which is included herein. Our report dated May 8, 2026, relating to those financial statements, includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

Costa Mesa, California

May 8, 2026

3200 Bristol Street, Suite 640, Costa Mesa, CA 92626	+1 (949) 316-0600 (office) :	+1 (949) 922-7258 (mobile)